CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND
                EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

                              Cooperative Agreement
                                     between
                          The United States of America
                   U.S. Air Force, Air Force Materiel Command
                                  2530 C Street
                              Wright-Patterson AFB
                              Dayton, OH 45433-7607

                                       and

                             The Panda Project, Inc.
                                 901 Yamato Road
                            Boca Raton, FL 33431-4425

            Concerning Strategic Packaging for Single and Multi-Chip
                   Modules Very Small Peripheral Array (VSPA)

Agreement No.:  F33615-96-2-5110
PR/DARPA Order No.:  GWLMLFT-96-05162/AO A453-16
Total Amount of the Agreement:  $4,034,625.00
Government share:  $1,792.800.00
Recipient share:  $2,241,825.00
Authority:  10 U.S.C. 2358, Pursuant to 10 U.S.C. 2371
Effective Date:  Mail Date
Catalog of Federal Domestic Assistance number:  12.910

For The Panda Project                       For the United States of
                                            America Wright Laboratory

/s/ Stanford W. Crane, Jr.10/18/96          /s/ Bruce J. Miller 96OCT22

Signature                    Date           Signature              Date

Stanford W. Crane, Jr.                      Bruce J. Miller

Name  Title: President & CEO                Name,  Grants Officer

                                                 Agreement No: F33615-96-2-5110
                                                             Page 2

                                Table of Contents

ARTICLES                                                                 PAGE
--------                                                                 ----
  Part I                         ADMINISTRATIVE INFORMATION

Article 1                     Definitions                                  4
Article 2                     Administrative Requirements                  4
Article 3                     Administrative Responsibilities              4

  PART II                                TERM

Article 4                     Recognition of Pre-Award Costs               5
Article 5                     Term of the Agreement                        5
Article 6                     Termination                                  6
Article 7                     Extending the Term                           6
Article 8                     Additional Effort                            6

  PART III                      MANAGEMENT OF THE PROJECT

Article 9                     Scope and Management of the Program          7
Article 10                    Program Management Planning Process          7
Article 11                    Modifications                                8
Article 12                    Title to Property                            8

  PART IV                           FINANCIAL MATTERS

Article 13                    Cost Principles                              8
Article 14                    Standards for Financial Management Systems   9
Article 15                    Allotted Funding                             9
Article 16                    Payment                                      9
Article 17                    Program Income                              10
Article 18                    Cost Sharing and Matching                   10

  PART V                               DISPUTES

Article 19                    Disputes                                    10

  PART VI                        INTELLECTUAL PROPERTY RIGHTS

Article 20                    Patent Infringement                         11
Article 21                    Inventions                                  11
Article 22                    Data Rights                                 12
Article 23                    Foreign Access to Technology                13

  PART VII                      TECHNICAL AND FINANCIAL REPORTING

Article 24                    Quarterly Reports                           15
Article 25                    Annual Program Plan                         15
Article 26                    Special Technical Reports                   15

Article 27                    Final Report                                15
Article 28                    Payable Milestone Reports and Invoices      16

  PART VIII                     MISCELLANEOUS PERFORMANCE ISSUES

Article 29                    Using Technical Information Resources       16
Article 30                    Procurement Standards                       16

  PART IX                           CERTIFICATIONS

Article 31                    Certification                               16

ATTACHMENTS

    1                         Statement of Work                           18
    2                         Schedule of Payable Milestones              19
    3                         Cost Matching Summary and Schedule          20

PART I.  ADMINISTRATIVE INFORMATION

ARTICLE 1.  DEFINITIONS

The term "parties" as used herein shall refer to The Panda Project and the United States of America, hereinafter called the Government, represented by Wright Laboratory.

The term "agreement" as used herein shall refer to these articles and the attachments hereto.

The term "agreement year" as used herein shall refer to each consecutive twelve month period from the effective date of this agreement throughout the term of the agreement.

The term "recipient" shall refer to The Panda Project.

The term "program" shall refer to the Strategic Packaging for Single and Multi-Chip Modules Very Small Peripheral Array (VSPA).

ARTICLE 2.  ADMINISTRATIVE REQUIREMENTS

A. This agreement will be administered in accordance with, and recipients shall comply with the requirements of, the Interim-Guidance draft of DOD 3210.6-R, the DOD Grant and Agreement Regulations (DODGARs) (4 Feb 94), Parts 22, 25, 28, 31, 34, 36, and 37.

B. In the event of a conflict between the terms of this agreement and other governing documents, the following shall be the order of precedence, in descending order:

         1.       The DODGARs
         2.       The articles in this agreement
         3.       The attachments to this agreement

ARTICLE 3.  ADMINISTRATIVE RESPONSIBILITIES

         Grant Officer:    Bruce J. Miller
                           WL/MLKT, Bldg. 7
                           2530 C Street
                           Wright-Patterson AFB, OH 45433-7607
                           (513) 255-7143
                           (513) 255-4434 Fax

         Grants Administration Office:  DCMC Seattle

                           ATTN:  Cristina Austin
                           3009 112th Ave., NE. Suite 200
                           Bellevue, WA 98004-8019

         Government Program Manager:  Bob Cross
                           WL/MTMC, Bldg. 653
                           2977 P Street, Suite 6
                           Wright-Patterson AFB, OH 45433-7739
                           (513) 255-2461
                           (513) 476-4420 Fax

         Payment Office:   DFAS-CO-JSA/Southeast
                           P. O. Box 182225
                           Columbus, OH 43218-2225
                           1-800-832-9976

         Servicing Staff Judge Advocate's office (for invention reporting):
                           Staff Judge Advocate
                           Patents Monitoring Office
                           ATTN: AFMC LO/JAZI
                           Bldg. 11,2240 B Street, Suite 5
                           Wright-Patterson AFB, OH 45433-7109
                           (513) 255-5270

         Recipient's Program Manager:  John Bartoszek
                           Archistrat Technologies Division
                           The Panda Project
                           901 Yamato Road
                           Boca Raton, FL 33431-4425
                           (561) 989-4075
                           (561) 994-0191 Fax

PART II.  TERM

ARTICLE 4.  RECOGNITION OF PRE-AWARD COSTS

Costs may be incurred by the recipient up to 90 days prior to the effective date of this agreement to the same extent as if incurred after award.

ARTICLE 5.  TERM OF THE AGREEMENT

The term of this agreement commences on the effective date shown on the face of the agreement, and continues for 12 months. If all funds are expended prior to the end of the term (including recipient contributions, both cash and in-kind), the parties have no obligation to continue performance and may elect to cease development at that point. Articles in this agreement which by their express terms or by necessary implication, apply for periods of time other than as specified in this article shall be given effect, notwithstanding this article.

ARTICLE 6.  TERMINATION

A. The grants officer may terminate this agreement by written notice to the recipient upon a finding that the recipient has failed to comply with the material provisions of this agreement.

B. Additionally, this agreement may be terminated by either party upon written notice to the other party, based upon a reasonable determination that the project will not produce beneficial results commensurate with the expenditure of resources. Such written notice shall be preceded by consultation between the parties. In the event of a termination, the Government shall have a paid-up Government purpose license in any subject invention, copyright work, data and technical data made or developed under this agreement.

C. The government and the recipient will negotiate in good faith an equitable reimbursement for work performed toward accomplishment of program goals. The Government will allow full credit to the recipient for the Government share of the obligations properly incurred by the recipient prior to termination, and those noncancellable obligations that remain after the termination. The cost principles and procedures described in the article entitled "Cost Principles" shall govern all costs claimed, agreed to, or determined under this article.

ARTICLE 7.  EXTENDING THE TERM

If the parties agree, the term of this agreement may be extended if funds are available and research opportunities reasonably warrant. Any extension shall be formalized through modification of the agreement by the grants officer and the recipient.

ARTICLE 8.  ADDITIONAL EFFORT

A. Before the completion date of the current performance period, the Government may elect to support one period of additional effort. The Government's election will be in the form of a bilateral modification to this agreement. Performance of the additional effort will be based upon the statement of work and the following terms and conditions:

     1. The performance period for this additional effort will be 12 months.

     2. The Government and recipient's share for the period of additional effort will be negotiated prior to adding any additional effort.

B. If the Government elects to support additional effort, provisions of this agreement will be amended accordingly.

PART III.  MANAGEMENT OF THE PROJECT

ARTICLE 9.  SCOPE AND MANAGEMENT OF THE PROGRAM

A. The Government and the recipient are bound to each other by a duty of good faith and best effort in achieving the goals of this agreement. This agreement is not intended to be, nor shall it be construed as, by implication or otherwise, a partnership, a corporation, or other business organization.

B. The recipient shall perform a coordinated research and development program carried out in accordance with the Statement of Work entitled "Strategic Packaging for Single and Multi-Chip Modules Very Small Peripheral ARRAY (VSPA)," Attachment 1.B. to this agreement. The recipient shall submit all documentation required by Part VII, Technical and Financial Reporting.

C. The overall management, including technical, programmatic, reporting, financial and administrative matters, of the coordinated research program established under this agreement shall be accomplished by the recipient. The Government program manager may, at his/her discretion, interact with the recipient to promote effective collaboration between the recipient and the Government. All technical and/or funding changes to this agreement must first be approved by the Government, and the agreement modified in accordance with the articles entitled "MODIFICATIONS."

D. A kickoff meeting will be conducted within thirty days following the cooperative agreement award date. The recipient will establish a schedule of quarterly technical meetings, and notify the Government program manager of the schedule. The subject matter for these meetings will include but not be limited to technical progress, associated research, and possible options that require further exploration in future work. Both Government and the recipient will jointly review the subject matter and make decisions on how the planned research will proceed within the scope of the effort. The Government program manager shall participate in all technical meetings. Other Government personnel, as deemed appropriate, may also participate.

ARTICLE 10 PROGRAM MANAGEMENT PLANNING PROCESS

A. For the first agreement year, the recipient will follow the annual program plan that is contained in the Statement of Work (Attachment 1.B.), and the Schedule of Payable Milestones in

Attachment 2.

B. The recipient, with Government program manager involvement, will prepare an Annual Program Plan in the first quarter of each subsequent agreement year. This Plan will be presented for review and approval at the appropriate quarterly technical meeting, attended by the Government program manager and other Government personnel as appropriate.

C. The Annual Program Plan provides a detailed schedule of project activities, commits the recipient to use its best efforts to meet specific performance objectives, includes forecasted expenditures and describes the payable milestones. The Annual Program Plan will consolidate all prior adjustments in the program schedule, including revisions/modifications to payable milestones.

ARTICLE 11.  MODIFICATIONS

A. Modifications to this agreement may be proposed by either party. Only the grants officer has the authority to act on behalf of the Government to modify this agreement. The recipient will make recommendations for any modifications to this agreement in writing, including justifications to support any changes to the statement of work, and/or the payable milestones, and submit them to the government program manager with a copy to the grants officer. The recipient shall detail the technical, chronological, and financial impact of the proposed modification to the program.

B. The Government is not obligated to pay for additional or revised payable milestones until the payable milestone schedule (Attachment 2) is formally revised by the grants officer and made a part of this agreement.

C. The grants officer may unilaterally make minor or administrative agreement modifications (e.g., changes in the paying office or appropriation data, changes to Government personnel identified in the agreement).

ARTICLE 12.  TITLE TO PROPERTY

Title to all real property and nonexpendable tangible personal property purchased by the recipient with federal funds under this agreement is vested in the Government. The recipient must obtain the prior approval of the grants officer before making any such purchases of real property or nonexpendable tangible personal property with federal funds under this award.

PART IV.  FINANCIAL MATTERS

ARTICLE 13.  COST PRINCIPLES

Federal funds and funds counted as the recipient's cost share or match shall be used only for costs that:

A. A reasonable and prudent person would incur, in carrying out the project contemplated by this agreement; and

B. Are consistent with the purposes stated in the governing Congressional authorizations and appropriations.

ARTICLE 14.  STANDARDS FOR FINANCIAL MANAGEMENT SYSTEMS

A. The recipient shall maintain adequate records to account for the control and expenditure of Federal funds received and cost matching required under this agreement.

B. The recipient shall establish and maintain an accounting system that:

     1. Complies with Generally Accepted Accounting Principles.
     2. Controls and properly documents all cash receipts and disbursements.

C. The recipient's relevant financial records are subject to examination or audit by or for the Government for a period not to exceed three years after expiration of the term of this agreement. The grants officer or designee shall have direct access to sufficient records and information of the recipient's activities to ensure full accountability for all funding under this agreement. Such audit, examination, or access shall be performed during business hours on business days upon prior written notice and shall be subject to the security requirements of the audited party.

ARTICLE 15.  ALLOTTED FUNDING

The following funds are allotted to this agreement:

      FUND CITE(S)                                      AMOUNT
      ------------                                      ------

9760400 1302 D16 47WL 6L1000 0A4530 00000 63226E
503000 F03000                                        $1,792,800.00

ARTICLE 16.  PAYMENT

A. The recipient shall be paid for each payable milestone accomplished in accordance with the schedule of payable milestones at Attachment 2 and the procedures of this article.

B. The recipient shall document the accomplishment of each payable milestone by submitting or otherwise providing the payable milestone report required by the article entitled "PAYABLE MILESTONE REPORTS AND INVOICES." The recipient shall concurrently submit an original and 2 copies of the associated invoice to the grants officer. The government program manager will review the report, verify the accomplishment of the payable milestone, and notify the grants officer of such in writing. After receipt of this verification by the Government program manager, the grants officer will approve the payment in writing and forward the invoice to the payment office. All invoices will be forwarded to the payment office within thirty calendar days of receipt by the grants officer.

C. It is recognized that the quarterly accounting of current expenditures reported in the "Quarterly Business Status Report" submitted in accordance with the article entitled "Quarterly Reports" is not necessarily intended or required to match the payable milestones until submission of the Final Report; however, payable milestones may be revised during the course of the program to reflect current and revised projected expenditures.

D. The Schedule of Payable Milestones is shown at Attachment 2.

17.  PROGRAM INCOME

The provisions of Attachment D to OMB Circular A-110 (30 Jul 76) apply. All program income earned during the project period shall be used to finance the non-Government share of the project.

ARTICLE 18.  COST SHARING AND MATCHING

A. The parties estimate that the statement of work for this agreement can only be accomplished with the recipient aggregate resource contribution of $4,034,625.00 from the effective date of this agreement through 12 months thereafter. The recipient intends, and by entering into this agreement, undertakes to cause to be provided these resources. Recipient contributions will be provided as shown in Attachment 3. Failure of either party to provide its respective total contribution may result in a unilateral amendment to the agreement by the grants officer to reflect a proportional reduction in funding for the other party.

B. The provisions of 32 CFR 34.2(a)(2) apply. The recipient's contributions may count as cost sharing or matching only to the extent that they are used for authorized purposes of the agreement, and such purposes are consistent with applicable cost principles.

PART V.  DISPUTES

ARTICLE 19.  DISPUTES

A. General. Parties shall communicate with one another in good faith and in a timely and cooperative manner when raising issues under this article. The Department of Defense's policy is to try to resolve all issues concerning agreements by mutual agreement at the grants officer's level.

B. Dispute Resolution Process.

     1. Any disagreement, claim or dispute between the Government and the recipient concerning questions of fact or law arising from or in connection with this agreement, whether or not involving an alleged breach of this agreement, may be raised only under this Article.

     2. Whenever disputes, disagreements, or misunderstandings arise, the parties shall attempt to resolve the issue(s) involved by discussion and mutual agreement as soon as practicable. Failing resolution by mutual agreement, the recipient shall submit to the grants officer, in writing, the relevant facts, identifying unresolved issues and specifying the clarification or remedy sought. Within 60 days of receipt of the written claim or issue in dispute, the grants officer shall either:

     a. Prepare a written decision on the issue, including the basis for the decision, or

     b. Notify the recipient of a specific date when he or she will render a written decision, if more time is required to do so. The notice will include the reason for delaying the decision.

     3. In the event the recipient decides to appeal the decision of the grants officer, they must do so within 30 calendar days of receipt of the decision. The appeal must be submitted, in writing, to the Wright Laboratory Commander. The Commander shall conduct a review of the matter and render a decision in writing within 30 calendar days of receipt of the written appeal. Any such decision is not subject to further administrative review and shall be final and binding subject to judicial review.

PART VI.  INTELLECTUAL PROPERTY RIGHTS

ARTICLE 20.  PATENT INFRINGEMENT

The recipient agrees not to hold the U.S. Government responsible for any and all patent infringement cases which may arise under any research projects conducted under this agreement. In addition, the recipient shall indemnify the Government against all claims and proceedings for actual or alleged direct or contributory infringement of, or inducement to infringe, any U.S. or foreign patent, trademark, or copyright arising under this agreement and the consortium shall hold the government harmless from any resulting liabilities and losses provided the recipient is reasonably notified of such claims and proceedings. At its expense, the recipient will have control of the defense or settlement of any such claim or proceeding.

ARTICLE 21.  INVENTIONS

A. The clause entitled "Rights to Inventions Made by Nonprofit Organizations and Small Business Firms," (37 CFR 401) is hereby incorporated by reference and the clauses in paragraph 401.14 are modified as follows: replace the word "contractor" with "recipient"; replace the words "agency," "Federal Agency" and "funding Federal Agency" with "government"; replace the word "contract" with "agreement"; delete paragraphs (g)(2), (g)(3) and the words "to be performed by a small business firm or domestic nonprofit organization" from paragraph (g)(1); paragraph (1), Communications, point of contact on matters relating to this clause will be the servicing Staff Judge Advocate's office identified elsewhere in this agreement.

B. The recipient shall file Invention (Patent) Reports as of the close of the performance year and at the end of the term for this Agreement. Annual reports are due 60 days after the end of each year of performance and final reports are due 60 days after the expiration of the final performance period. The recipient shall use DD Form 882, Report of Inventions and Subcontracts, to file an inventions report. Negative reports are also required. The recipient shall submit the original and one copy to the servicing Staff Judge Advocate's office, one copy to the Grants Administration Office, and one copy to the grants officer, if different than the Grants Administration Office.

C. Final payment cannot be made nor can the agreement be closed out until the recipient delivers to the Government all disclosures of subject inventions required by this agreement, an acceptable final report pursuant to the article entitled "FINAL REPORT", and all confirmatory instruments.

ARTICLE 22.  DATA RIGHTS

A. Ownership rights to data and technical data, as defined in 48 CFR 27.401, generated under this agreement shall vest in the recipient.

B. The recipient hereby grants to the U.S. Government a non-exclusive, non-transferable, royalty-free, fully paid-up license to use, duplicate, or disclose for governmental purposes any data, technology and inventions, whether patented or not, made or developed under this agreement. Government purposes include competitive procurement, but do not include the right to have or permit others to use any data, technology and inventions for commercial purposes.

C. The recipient reserves the right to protect by copyright original works developed under this agreement. All such copyrights will be in the name of the recipient. The recipient hereby grants the U.S. Government a non-exclusive, non-transferable, royalty-free, fully paid-up license to reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, for governmental purposes, any copyrighted materials developed under this agreement, and to authorize others to do so. The recipient also grants non-exclusive, non-transferable, royalty-free, fully paid-up licenses to project subrecipients to use any copyrighted material developed under this agreement for research purposes as necessary to fulfill the requirements of this agreement.

D. The recipient is responsible for affixing appropriate markings indicating rights on all data and technical data delivered under the agreement. The Government shall be deemed to have unlimited rights in all data and technical data delivered without markings.

ARTICLE 23.  FOREIGN ACCESS TO TECHNOLOGY

This article shall remain in effect during the term of the agreement and for 2 years thereafter.

A.  Definitions

     "Foreign firm or institution" means a firm or institution organized or existing under the laws of a country other than the United States, its territories, or possessions. The term includes, for purposes of this agreement, any agency or instrumentality of a foreign government; and firms, institutions or business organizations which are owned or substantially controlled by foreign governments, firms, institutions, or individuals.

     "Know-how" means all information including, but not limited to discoveries, formulas, materials, inventions, processes, ideas, approaches, concepts, techniques, methods, software, programs, documentation, procedures, firmware, hardware, technical data, specifications, devices, apparatus and machines.

     "Technology" means discoveries, innovations, know-how and inventions, whether patentable or not, including computer software, recognized under U.S. law as intellectual creations to which rights of ownership accrue, including, but not limited to, patents, trade secrets, mask works, and copyrights developed under this agreement.

B. General. The parties agree that research findings and technology developments in VSPA technology may constitute a significant enhancement to the national defense, and to the economic vitality of the United States. Accordingly, access to important technology developments under this agreement by foreign firms or institutions must be carefully controlled. The controls contemplated in this article are in addition to, and are not intended to change or supersede, the provisions of the International Traffic in Arms Regulation (22 CFR pt. 121 et seq.), the DOD Industrial Security Regulation (DOD 5220.22-R) and the Department of Commerce Export Regulation (15 CFR pt. 770 et.seq.)

C. Restrictions on Sale or Transfer of Technology to Foreign Firms or Institutions.

     1. In order to promote the national security interests of the United States and to effectuate the policies that underlie the regulations cited above, WITH THE EXCEPTION OF ANY TRANSFER OF TECHNOLOGY IDENTIFIED IN THE "CONSENTS OF THE GOVERNMENT UNDER ARTICLE 23.C.," SIGNED BY THE GRANTS OFFICER ON 17 OCT 96, the procedures stated in subparagraphs C.2, C.3, and C.4 below shall apply to any transfer of technology. For purposes of this paragraph, a transfer includes a sale of the company, and sales or licensing of technology. Transfers do not include:

          a. sales of products or components, or
          b. licenses of software or documentation related to sales of products or components, or
          c. transfer to foreign subsidiaries of the recipient for purposes related to this agreement, or
          d. transfer which provides access to technology to a foreign firm or institution which is an approved source of supply or source for the conduct of research under this agreement provided that such transfer shall be limited to that necessary to allow the firm or institution to perform its approved role under this agreement.

     2. The recipient shall provide timely notice to the Government of any proposed transfer from the recipient of technology developed with Government funding under this agreement to foreign firms or institutions. If the Government determines that the transfer may have adverse consequences to the national security interests of the United States, the recipient, its vendors, and the Government shall jointly endeavor to find

          CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS

alternatives to the proposed transfer which obviate or mitigate potential adverse consequences of the transfer but which provide substantially equivalent benefits to the recipient.

     3. In any event, the recipient shall provide written notice to the Government program manager of any proposed transfer to a foreign firm or institution at least 60 calendar days prior to the proposed date of transfer. Such notice shall cite this article and shall state specifically what is to be transferred and the general terms of the transfer. Within thirty calendar days of receipt of the recipient's written notification, the grants officer shall advise the recipient whether it consents to the proposed transfer. In cases where the Government does not concur or sixty calendar days after receipt and the Government provides no decision, the recipient may utilize the procedures under the article entitled "DISPUTES." No transfer shall take place until a decision is rendered.

     4. Except as provided in subparagraph C.1 above-***************************
******************************************************************************
******************************************************************************
******************************************************************************
******************************************************************************
******************************************************************************
**********************************************************************. A
statement of fees generated from a Government approved foreign license will be provided to the Government Grants Officer.

D. Lower Tier Agreements. The recipient shall include this article, suitably modified, to identify the parties, in all subcontracts or lower tier agreements, regardless of tier, for experimental, development, or research work.

PART VII.  TECHNICAL AND FINANCIAL REPORTING

ARTICLE 24.  QUARTERLY REPORTS

On or before ninety calendar days after the effective date of this agreement and quarterly thereafter throughout the term of this agreement, the recipient shall submit a quarterly report. Two copies shall be submitted or otherwise provided to the Government program manager, and one copy shall be submitted to the grants officer. The report will have two major sections:

A. Technical Status Report. The technical status report will detail technical progress to date and report on all problems, technical issues or major developments during the reporting period.

B. Business Status Report. The business status report shall provide summarized details of the resource status of this agreement, including the status of the contributions by both parties. This report will include a quarterly accounting of current expenditures as outlined in the Annual Program Plan. Any major deviations shall be explained along with discussion of proposed actions to address the deviations.

ARTICLE 25.  ANNUAL PROGRAM PLAN

The recipient shall submit to the Government program manager one copy of the Annual Program Plan described in the article entitled "PROGRAM MANAGEMENT PLANNING PROCESS." This plan shall be submitted not later than 30 calendar days following the annual site review as described in the article entitled PROGRAM MANAGEMENT PLANNING PROCESS."

ARTICLE 26.  SPECIAL TECHNICAL REPORTS

As agreed to by the recipient and the Government program manager, the recipient shall submit to the Government program manager one copy of special reports on significant events such as significant target accomplishments by the recipient, significant tests, experiments, or symposia.

ARTICLE 27.  FINAL REPORT

A. Within 60 calendar days of completion or termination of this agreement, the recipient shall submit a Final Report consisting of two parts, one addressing the technical achievements and the second recapping the business/financial aspects of the agreement. The technical portion of the report should be suitable for publication and is to provide a recap of the program, discussing program accomplishments. With the approval of the Government program manager, reprints of published articles may be submitted or attached to the technical portion of the Final Report. The business portion of the report shall contain a separate discussion of total costs incurred, and total costs contributed by the recipient with an explanation for any deviations from the original business plan. The original and two copies shall be submitted to the Government program manager.

B. The recipient shall mark all data delivered with the following distribution statement in accordance with MIL STD 1806:

     "Distribution authorized to U.S. Government Agencies and their contractors; Administrative or Operational Use, Oct 1996. Other requests for this document shall be referred to WL/MTMC, Bldg. 653, 2977 P Street, Suite 6,
Wright-Patterson AFB, OH

45433-7739."

ARTICLE 28.  PAYABLE MILESTONE REPORTS AND INVOICES

The recipient shall submit to the Government program manager two copies of documentation describing the extent of accomplishment of payable milestones. This information shall be as required by the article entitled "PAYMENT," and shall be sufficient for the Government program manager to verify the accomplishment of the milestone event in accordance with the statement of work. Each report shall have an associated invoice, which shall be submitted concurrently to the grants officer (see article entitled "PAYMENT)

PART VIII.  MISCELLANEOUS PERFORMANCE ISSUES

ARTICLE 29.  USING TECHNICAL INFORMATION RESOURCES

To the extent practical, the recipient will use the technical information resources of the Defense Technical Information Center (DTIC) and other Government or private facilities to investigate recent and on-going research and avoid needless duplication of scientific and engineering effort.

ARTICLE 30.  PROCUREMENT STANDARDS

The recipient will:

A. Follow basic principles of business intended to produce rational decisions and fair treatment in all contracts entered into under this agreement.

B. Comply with federal statutes, executive orders, regulations, and other legal requirements applicable to contracts entered into under this agreement.

PART IX.  CERTIFICATIONS

ARTICLE 31.  CERTIFICATION

By signing the agreement or accepting funds under the agreement, the recipient provides the:

A. Certification at Appendix C, 32 CFR Part 25 regarding Drug-Free Workplace Requirements.

B. Certification at Appendix A, 32 CFR Part 25 regarding Debarment, Suspension, and Other Responsibility Matters--Primary

Covered Transactions.

C. Certification at Appendix A, 32 CFR Part 28 regarding Lobbying.

D. Assurance at 32 CFR Part 56.9(b) regarding Nondiscrimination on the Basis of Handicap in Programs and Activities Assisted or Conducted by the Department of Defense.

E. Assurance at 32 CFR 195.6 regarding Nondiscrimination in Federally Assisted Programs of the Department of Defense--Effectuation of Title IV of the Civil Rights Act of 1964.

                                VISION STATEMENT

           STRATEGIC PACKAGING FOR SINGLE AND MULTI-CHIP MODULES USING
                       VERY SMALL PERIPHERAL ARRAYS (VSPA)

The Defense Advanced Research Projects Agency's (DARPA) funding of this effort, if successful, will overtake the Pacific Rim-based electronic package module design and manufacturing infrastructure with the development of the Very Small Peripheral Array (VSPA) packaging, a U.S.-based breakthrough technology. This packaging technology is extremely flexible and will have wide and deep applications from Single Chip Modules (SCMs) to Multi-Chip Modules (MCMs), for use in high frequency applications like cellular communications, Charge Coupled Devices (CCDs) for solid state cameras, Personal Computer Memory Card International Association (PCMCIA) cards, personal information appliances, and other military applications. VSPA technology has the potential to leapfrog ALL existing packaging technologies in both civilian and military applications.

This project dovetails well with DARPA's overall goals outlined in its mission statement for packaging and interconnect, as well as with DARPA's prior investments in the area of electronic packaging. It also clearly addresses the concerns expressed in the Administration's report, ENHANCING THE COMPETITIVENESS OF THE U.S. ELECTRONIC PACKAGING INDUSTRY (March 29, 1994) about the United States lagging behind other countries in many important packaging areas, particularly thin, small packages (i.e., VSPA packages). Finally, this project addresses many of the goals outlined in the solicitation. VSPA is ideally suited for the military and dual-use mixed signal products, in particular wireless communications, PCMCIA cards and personal data assistants. Because of its low unit cost, VBSPA could facilitate a significant cost reduction for the Armed Services products.

The current cornerstone of the Integrated Circuit (IC) packaging industry is the Quad Flat Pack (QFP) style of packaging. However, this package technology is approaching its limits with respect to performance and the need for increased leads. WFP, while currently the lowest cost style of packaging in the industry, has 4 major drawbacks:

1.  Large size (36 mm/superior 2/ at 304 I/Os)
2.  Limited power dissipation capability
3.  Degrading electrical performance as lead count (& size) increases
4.  Decreasing reliability and assembly yields as lead count increases

The above drawbacks associated with QFPs has spawned the development of alternative packaging technologies, the most notable of which is Ball Grid Arrays (BGAs). However, BGAs suffer from drawbacks as well including questionable Printed Wiring Board (PWB) assembly reliability, limited heat dissipation capability, and not fitting into current IC packaging and PCB assembly manufacturing infrastructure. An important added drawback that could impact military use is the ability to survive a more harsh environment.

The proposed VSPA package is a U.S. invention that can provide many improvements over existing packaging technologies. The development of this packaging technology will yield the following benefits to the government and to the electronics industry in general:

/bullet/  Small footprint (28 mm/superior 2/ at 312 I/Os)  /bullet/  Low Weight
/bullet/  High I/O count (/greater than or equal to/ 600)  /bullet/  Lower Card Cost
/bullet/  Reduced Design Time (Modular)                    /bullet/  Robust Construction
/bullet/  Reduced Manufacturing Cost                       /bullet/  Lower Overall "Use" Costs
              (Preformed Package)                          /bullet/  Design Flexibility (Ease
/bullet/  Improved Mechanical and Electrical                           of Customization)
              Characteristics
/bullet/  U.S. based Manufacturing Capability

                                STATEMENT OF WORK

              STRATEGIC PACKAGING FOR SINGLE AND MULTI-CHIP MODULES
                    USING VERY SMALL PERIPHERAL ARRAYS (VSPA)

1.       SCOPE

1.1 The objective of this program is to develop a set of Very Small Peripheral Array (VSPA) products and process technologies, including a variety of multichip modules, and to define the infrastructure to manufacture these packages on a high volume, low cost basis.

The program objectives can be divided into four focus areas:

1. The design, development, and production of a family of VSPA-based semiconductor packages.
2. The assembly of the chip to the package and the package to the Printed Wiring Board (PWB).
3.  Characterization and simulation of the package technology.
4. Demonstrating the viability of VSPA and ensuring the reliability of the technology.

The specific objectives of the first year of the program are to:

/bullet/ complete the design, development and testing of the initial single chip package technology
/bullet/ develop automated manufacturing processes that provide a significant reduction in assembly cost, and to demonstrate fully automated chip placement and wirebonding as well as encapsulation processes
/bullet/ insert a VSPA into a real application, and to measure user acceptance and field reliability

In year two, the objectives are to deliver additional VSPA package versions, including Multi-Chip Modules (MCM) version, alternative single chip version, a flip chip version (referred to as C4), and test the viability of commercial versions in a military environment. In year three, the objective is to develop 4 and 5 tier versions, and to explore reductions in cost by exploring alternative materials and manufacturing processes.

1.2      BACKGROUND

The Panda Project has developed a package technology, called VSPA, that differs from existing semiconductor packaging technologies in that it can provide more I/Os in a smaller space, has improved electrical and thermal performance, is more rugged, and has the potential for overall lower costs than currently available technologies. Panda has demonstrated an initial proof of concept with a 320 pin, staggered leaded version of the VSPA technology. In addition, preliminary characterization work has been done by Georgia Tech which verifies the potential for VSPA to deliver better electrical and thermal performance than existing technologies. The complete characterization of the technology is yet to be accomplished, as is the design, testing, and manufacturability of the technology, in order to verify its viability and reliability as a semiconductor packaging technology. The extension of the single chip package concept to multichip packages, high frequency (referred to as RF) specific packages and militarized versions needs to be accomplished. In essence, the extensibility of the VSPA technology needs to be developed and demonstrated if the industry, as well as the government, is to take full advantage of this strategic packaging technology.

2.0      APPLICABLE DOCUMENTS

2.1      None

3.0      PHASE I - TECHNICAL REQUIREMENTS

3.1      TASK 1:  ALTERNATIVE PINNING CONFIGURATIONS AND

PROCESSES

The recipient shall perform the following subtasks:

3.1.1 Define alternative hole and pin configurations for the VSPA SCM (Single Chip Module) design with the objective of improving and enhancing the manufacturability and reliability of the VSPA SCM technology.

3.1.2 Procure engineering test vehicles and evaluate configurations defined in
3.1.1 with respect to pin insertion, pin retention, wire bondability, and overall design attributes.

3.1.3 Upgrade the current concept pin insertion equipment to incorporate previously defined design improvements. Evaluate performance to incorporate learning into next generation equipment.

3.1.4 Define requirements and design for a lead straightening tool. Demonstrate the lead straightening tool for use with VSPA after device assembly.

3.1.5 Define specifications and design for second generation assembly machine.

3.1.6 Design and demonstrate automated pin feeder concepts.

3.1.7 Design and demonstrate automated plastic frame feeder concepts.

3.1.8 Design and demonstrate ganged pin insertion concepts.

3.1.9 Issue reports documenting the findings for each of the following subtasks:
3.1.2, 3.1.3, 3.1.7, 3.1.8, 3.1.9.

3.2      TASK 2:  WIRE BONDING PROCESSES

The recipient shall work with a subrecipient, a contract package assembly manufacturer and perform the following subtasks:

3.2.1 Define the die attach and wirebond assembly requirements and document as process and equipment specifications.

3.2.2 Verify the assembly process defined in 3.2.1 on VSPA-264 design and determine projected throughput and yield.

3.2.3 Develop and evaluate die attach and wire bond processes for selected MCM substrates and applications.

3.3 TASK 3: DIE ATTACH AND ENCAPSULATING MATERIALS The recipient shall work with a subrecipient as well as with selected materials vendors and perform the following subtasks:

3.3.1 Define and verify the die attach and encapsulation materials combination and associated dispense and curing processes to be used with the initial VSPA-264 product. Incorporate into process specifications defined in 3.2.1.

3.3.2 Investigate and select alternative die attach and encapsulation materials systems, and dispense and curing processes for general VSPA SCM applications.

3.3.3 Evaluate candidate materials systems and processes defined in 3.3.2.

3.3.4 Select and evaluate die attach and encapsulation materials systems and processes for application to VSPA MCM (Multi-Chip Module) designs.

3.3.5 Issue reports documenting the findings for each of the following subtasks:
3.3.3 and 3.3.4.

3.4      TASK 4:  ELECTRICAL AND MECHANICAL CHARACTERIZATION AND SIMULATION

The recipient shall work with one or more subrecipients and perform the following subtasks:

3.4.1 Create two-dimensional (2-D), finite element models of the package and PCB system and exercise those models to determine first order fatigue and mechanical stresses.

3.4.2 Update model as required to reflect new designs, material and design changes.

3.4.3 Create a three-dimensional (3-D), finite element model of package and PCB structure, including solder joints, and compare results with the 2-D model.

3.4.4 Evaluate various material systems, mechanical configurations, and alternative designs using both 2-D and 3-D models, as appropriate, to predict electrical and mechanical performance.

3.4.5 Modify existing electrical models and evaluate alternative VSPA designs, including RF versions and MCM versions, relative to electrical performance, and perform experiments, as required, to verify modeling results.

3.4.6 Issue reports documenting the findings for each of the following subtasks:
3.4.1 and 3.4.3; issue periodic reports, as appropriate, documenting the findings of subtasks 3.4.4 and 3.4.5.

3.5      TASK 5:  SOCKETS AND PACKAGING

The recipient shall work with a subrecipient, socket vendors and perform the following subtasks:

3.5.1 Evaluate qualification sockets using particle interconnect and compliant interposers for use with prototype and production VSPA SCM applications.

3.5.2 Investigate and select alternative socket technologies for use in VSPA SCM applications.

3.5.3 Procure and evaluate socket technology(s) selected in 3.5.2.

3.5.4 Define and procure SMC Joint Electron Device Engineering Council (JEDEC) registered trays using VSPA-264 design as the baseline.

3.5.5 Define VSPA packaging and handling requirements relative to cleanliness, humidity protection, and mechanical protection.

3.5.6 Define and evaluate alternative handling systems and procedures for piece part and bare package handling and shipping.

3.5.7 Issue reports documenting the findings for each of the following subtasks:
3.5.1, 3.5.3, 3.5.5, and 3.5.6.

3.6      TASK 6:  PRINTED WIRING BOARD (PWB) ASSEMBLY

The recipient shall work with selected PWB manufacturers, selected PWB assembly equipment manufacturers and perform the following subtasks:

3.6.1 Define the PWB assembly process for SCM applications.

3.6.2 Verify compatibility with existing equipment and document as process specifications.

3.6.3 Evaluate yield and cost as a function of footprint variations and solder deposition and volumes.

3.6.4 Issue a report documenting the findings for subtask 3.6.3.

3.7      TASK 7:  QUALIFICATION AND RELIABILITY

The recipient shall work with a subrecipient and qualified test labs and perform the following subtasks:

3.7.1 Demonstrate technology readiness by executing a subset of the JEDEC defined semiconductor package qualification tests using the VSPA-320 development package with an electrically "live" chip.

3.7.2 Demonstrate product readiness by executing a series of qualification tests as defined by a selected semiconductor manufacturer or the generally accepted JEDEC testing series with a production level device and package assembly.

3.7.3 Demonstrate package-to-PWB assembly reliability by executing a series of JEDEC defined tests designed for determining solder joint integrity.

3.7.4 Issue reports documenting the findings of each of the following subtasks:
3.7.1, 3.72, and 3.7.3.

3.8      TASK 8:  PIN FABRICATION

The recipient shall work with selected pin fabrication vendors and perform the following subtasks:

3.8.1 Define pin plating requirements and acceptable plating systems and process for initial VSPA-264 production parts.

3.8.2 Evaluate selective plating techniques for Gold (Au) and Lead-Tin (PbSn) systems as an alternative to all gold.

3.8.3 Evaluate alternative plating systems, including, as a minimum, palladium, for application to VSPA SCM technology.

3.8.4 Evaluate alternative pin materials for potential improvement in overall manufacturability, reliability, and cost.

3.8.5 Define and evaluate alternative pin singulation processes.

3.8.6 Issue reports documenting the findings of each of the following subtasks:
3.8.2, 3.8.3, 3.8.4, and 3.8.5.

3.9      TASK 9:  PLASTIC MOLDING

The recipient shall work with selected plastic molders and perform the following subtasks:

3.9.1 Define and design insert mold techniques and molding processes using the VSPA-264 design.

3.9.2 Procure and evaluate parts produced with system(s) defined in 3.9.1.

3.9.3 Investigate and select alternative plastic materials for use with VSPA technology.

3.9.4 Procure and evaluate parts fabricated using materials defined in 3.9.3 for manufacturability, extensibility and cost reduction potential.

3.9.5 Investigate and select candidate alternative molding processes for evaluation for use with VSPA SCM and MCM applications.

3.9.6 Issue reports documenting the findings of each of the following subtasks:
3.9.2 and 3.9.4.

3.10     TASK 10:  DIE ATTACH TO SUBSTRATES

The recipient shall perform the following subtasks:

3.10.1 Investigate and select for evaluation alternative substrate materials for potential SCM application.

3.10.2 Evaluate materials selected in 3.10.1 for manufacturability, performance, and cost reduction.

3.10.3 Evaluate selective plating techniques and systems for use with the die attach plate.

3.10.4 Investigate and select candidate substrate materials and technologies for use in VSPA MCM wirebond applications.

3.10.5 Procure and evaluate technologies identified in 3.10.4.

3.10.6 Issue reports documenting the findings for each of the following subtasks: 3.10.2, 3.10.3, and 3.10.5.

4.0      PHASE II - TECHNICAL REQUIREMENTS

4.1      TASK 1:  ALTERNATIVE PINNING CONFIGURATIONS AND PROCESSES

The recipient shall perform the following subtasks:

4.4.1 Define and procure parts. Evaluate RF specific pin and hole designs

4.1.2 Verify application of automated assembly concepts developed in Phase I for SCM assembly to MCM assembly.

4.1.3 Define equipment requirements for high volume (/less than/1 million parts per year) production of SCM VSPA products; document as an equipment specification.

4.1.4 Define equipment requirements for high volume (/less than/100,000 parts per year) production of MCM VSPA products; document as an equipment specification.

4.1.5 Design high volume equipment to meet defined specifications for SCM assembly.

4.1.6 Design high volume equipment to meet defined specifications for MCM assembly.

4.1.7 Issue reports documenting the findings for subtask 4.1.1.

4.2      TASK 2:  WIRE BONDING PROCESSES

The recipient shall work with a subrecipient, a contract package assembly manufacturer, and selected equipment manufacturers, and perform the following subtasks:

4.2.1 Verify the assembly process for wire bonded, MCM applications; determine yields and throughput; document as a process specification.

4.2.2 Define and verify the assembly process for RF specific applications, both SCM and MCM as appropriate; document as a process specification.

4.2.3 Verify compatibility of selected wire bonded MCM processes and designs with existing equipment and processes.

4.3      TASK 3:  DIE ATTACH AND ENCAPSULATING MATERIALS

The recipient shall work with a subrecipient as well as with selected materials vendors and perform the following subtasks:

4.3.1 Verify compatibility of material systems selected for SCM applications to wire bonded MCM design and applications.

4.3.2 Evaluate applicability of selected material systems for commercial applications to a more rugged military environment and requirements.

4.3.3 Investigate and select alternative material systems adaptable for more robust, military type applications.

4.3.4 Issue reports documenting the findings of the following subtasks: 4.3.2 and 4.3.3.

4.4      TASK 4:  ELECTRICAL AND MECHANICAL CHARACTERIZATION AND SIMULATION

The recipient shall work with one or more subrecipients and perform the following subtasks:

4.4.1 Develop RF specific models for analyzing design tradeoffs and predicting resulting electrical and mechanical performance.

4.4.2 Define recommended RF specific designs for further hardware design evaluation and process development.

4.4.3 Develop C4, MCM models for evaluating design tradeoffs and predicting electrical and mechanical performance.

4.4.4 Issue reports documenting the findings of each of the following subtasks:
4.4.1, 4.4.2 and 4.4.3.

4.5      TASK 5:  SOCKETS AND PACKAGING

The recipient shall work with a subrecipient and with selected vendors and perform the following subtasks:

4.5.1 Investigate and evaluate socket technologies for RF specific VSPA designs and applications.

4.5.2 Select and evaluate socket technologies for MCM applications.

4.5.3 Define handling requirements and procure and evaluate trays and/or carriers for MCM designs and applications.

4.6      TASK 6:  PWB ASSEMBLY

The recipient shall work with selected PWB assembly manufacturers and selected PWB assembly equipment manufacturers and perform the following subtasks:

4.6.1 Define and verify assembly process for RF specific designs; document as a process specification.

4.6.2 Define and verify assembly process for MCM designs; document as a process specification.

4.7      TASK 7:  QUALIFICATION AND RELIABILITY

The recipient shall work with a subrecipient and qualified test labs and perform the following subtasks:

4.7.1 Demonstrate MCM technology readiness by executing a subset of the JEDEC defined semiconductor package qualification tests.

4.7.2 Demonstrate product readiness by executing a series of qualification tests as defined by a selected MCM manufacturer or the generally accepted JEDEC testing series with production level devices and package assembly.

4.7.3 Demonstrate package-to-PWB assembly reliability for MCM designs by executing a series of JEDEC defined tests designed for determining solder joint integrity.

4.7.4 Demonstrate technology readiness for military applications by executing a series of qualification tests as defined by appropriate military documents.

4.7.5 Issue reports documenting the findings of each of the following subtasks:
4.7.1, 4.7.2, 4.7.3 and 4.7.4.

4.8      TASK 8:  PIN FABRICATION

The recipient shall work with selected pin fabrication vendors and perform the following subtasks:

4.8.1 Evaluate alternative pin fabrication techniques, such as etching and wire machining, with the objective of reduced costs, increased flexibility, and improved reliability and manufacturability.

4.8.2 Define and demonstrate the pin fabrication process for RF specific designs.

4.8.3  Issue reports documenting the findings of subtask 4.8.1.

4.9      TASK 9:  PLASTIC MOLDING

The recipient shall work with selected plastic molding vendors and perform the following subtasks:

4.9.1 Procure parts for evaluation of alternative molding processes as defined in Phase I.

4.9.2  Evaluate parts procured in task 4.9.1.

4.10     TASK 10:  DIE ATTACH TO SUBSTRATES

The recipient shall work with selected substrate vendors and perform the following subtasks:

4.10.1 Define and procure alternative heat sink/die attach design and materials.

4.10.2 Evaluate alternative designs and materials for compatibility and performance in MCM and SCM applications.

4.10.3 Procure and evaluate selected substrate concepts for C4, MCM applications.

4.10.4 Issue reports documenting the findings for each of the following subtasks: 4.10.2 and 4.10.3.

5.0      RECIPIENT'S PROPOSAL

The recipient's proposal reference number 9526-113 is hereby incorporated in its entirety by reference.

                                  Attachment 1

A.  VISION STATEMENT

B.  STATEMENT OF WORK

 CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND
              EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

                                ATTACHMENT 2

                       SCHEDULE OF PAYABLE MILESTONES

PAYABLE
MILESTONE               SCHEDULE        DARPA     RECIPIENT        TOTAL
---------               --------        -----     ---------        -----

*********               Agreement      $*****      $******        $******
*********                 Start
 ************
 ************

***********           ****** after     $*****      $******        $******
*********                 award
 ********
 ********

************          ****** after     $******     $******        $*****
**********                award
 *********
************

***********          ******** after   $*******     $******        $******
**********                award
***********
 ***********
  ***********

**********            ******* after    $******     $******        $******
                          award        -------     -------        -------

Total                                $1,792,800  $2,241,825     $4,034,625

                                  Attachment 3

                           Cost Matching and Schedule

The recipient agrees to cost share or match as shown below. This schedule may be amended annually to reflect changes or updates resulting from the annual program planning process.

                         1. Contributions Summary:

                  Cash                           $2,041,825.00
                  In-Kind                           200,000.00
                  IR&D
                  Total Cost Share/Match         $2,241,825.00

     2. Cost Match Contribution Schedule - See Attachment 2 for Breakout.

           CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

                         Agreement No. F33615-96-2-5110
                 PR/ARPA Order No.: GWLMLFT-96-05162/AO A453-16

                 CONSENTS OF THE GOVERNMENT UNDER ARTICLE 23.C

     Article 23.C. of the above-referenced Agreement provides for the Government to consent to the sale or transfer of technology to foreign firms or institutions and for other matters. The below-referenced Grants Officer, acting on behalf of the United States Government pursuant to this Agreement, hereby consents to the sale or transfer of technology to foreign firms or institutions, from the date hereof through the termination of the Cooperative Agreement and the restriction period, and to waiver of the other terms contained within Subsection C, under the following conditions:

1. All research and development (knowledge creation) under this agreement, including that undertaken with funds contributed by the recipient, shall take place within the United States.

2.   The technology developed under this Agreement ************************
     **********************************************************************
     **********************************************************************
     **********************************. Recipient will provide quarterly reports summarizing new licensing Agreements.

3. The recipient recognizes the Government's goal of establishing in the United States a manufacturing base for technology developed under this Agreement. To this end, ***********************************************
     ***********************************. **********************************
     ***********************************************************************
     ***************.

4. Recipient agrees that funds it expends for the development of manufacturing equipment for technology developed under this Agreement
     ***********************************************************************
     *********************************************************************.

5. Panda will use reasonable efforts to ensure that for the restriction period, ***********************************************************
     ***********************************************************************
     ***********************************************************************
     **************************************. Quarterly reports will be provided by the recipient summarizing in-house production and royalty payments.

           CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.


6. All funds obtained from the license of technology developed under this Agreement to foreign firms or institutions shall be used by the recipient for **********************************************************.

7. The recipient shall not license to any foreign firm or institution any technology which is developed specifically for military applications as so designated in the Statement of Work.

     For purposes of this consent, all terms shall have the same meaning as under the above-referenced Cooperative Agreement.

                                             For the United States of America
                                             Wright Laboratory


                                             ---------------------------------
                                             Signature                    Date